Exhibit 10(x)

FORM OF RESTRICTED CASH AWARD (EMPLOYEE)

Congratulations! Your contributions over the past fiscal year are being recognized with a long-term incentive award. Recognizing and rewarding the contributions of our people remains a priority as we continue to pursue our vision of becoming the leading global provider of career-oriented educational services. Thank you for all of your hard work, support and dedication.

Participant Name: ___________________

Participant Address:
____________________
____________________
____________________

Awards Granted : __________________

Award Type : Restricted Cash Units

Plan : Second Amended and Restated Incentive Plan of 2013

Days Left to Accept : __

Award Date : __________________

THIS AGREEMENT, made and entered into as of the Award Date by and between DeVry Education Group Inc., a Delaware corporation (“DeVry Group”), and the Participant.

WHEREAS, DeVry Group maintains the DeVry Education Group Inc. Second Amended and Restated Incentive Plan of 2013 (the “Plan”); and

WHEREAS, the Participant is an employee of DeVry Group or one of its subsidiaries and has been selected by the Compensation Committee of DeVry Group’s Board of Directors (the “Committee”) to receive a cash award (the “Cash Award”) in the amount reflected above.

NOW, THEREFORE, DeVry Group and the Participant hereby agree as follows:

1.            Agreement. This Agreement evidences the award to the Participant of the cash amount set forth above. This Cash Award is the right to receive the amount of cash reflected above as described in Section 4 of the Agreement. The Agreement and the Cash Award shall be subject to the following terms and conditions and the provisions of the Plan, which are hereby incorporated by reference. A copy of the Plan may be obtained by the Participant from the office of the Secretary of DeVry Group or from the stock administrator’s website.

2.            Cash Account. DeVry Group shall maintain an account (the “Account”) on its books in the name of the Participant which shall reflect the amount of the Cash Award to the Participant and that is not yet vested. Until the Cash Award vest, it just represents DeVry Group’s unsecured promise to pay to the Participant cash upon vesting.

3.            Vesting.

(a)          Except as described below, the Participant shall become vested in the Cash Award in accordance with the Vesting Schedule set forth above if he or she remains in continuous employment with DeVry Group or an affiliate until such date.

(b)          If the Participant’s employment with DeVry Group and all affiliates terminates prior to the completion of the Vesting Schedule due to death or disability, the Cash Award shall become fully vested on such date. For this purpose “disability” means the Participant’s being determined to be disabled under DeVry Group’s long-term disability plan as in effect from time to time, regardless of whether the Participant is an actual participant in such plan (if the Participant is a participant in such plan, the determination of disability shall be made by the party responsible for making such determination under the plan, and if the Participant is not a participant in such plan, the determination of disability shall be made by the Committee in its sole discretion).

(c)          If the Participant`s employment with DeVry Group and all affiliates terminates prior to the completion of the Vesting Schedule due to mutual agreement, the Participant shall be credited with one additional year of service for purposes of determining the vested portion of the Cash Award. If such additional service results in the Participant becoming vested in an additional portion of the Cash Award, such amount shall be paid at the same time and in the same manner as it would have been if the Participant remained continuously employed with DeVry Group or an affiliate for that additional period. For this purpose, "mutual agreement" means a written agreement between DeVry Group and the Participant that the Participant’s employment with DeVry Group and all affiliates will be voluntarily terminated; provided that such agreement must be executed by the Participant within 21 days after written notice is given by either party of the impending termination, and if no such agreement is executed by the Participant within such 21-day period, no mutual agreement shall be deemed to exist.

(d)          If the Participant’s employment with DeVry Group and all affiliates terminates prior to the completion of the Vesting Schedule due to retirement, the Cash Award shall continue to vest in accordance with the Vesting Schedule. For this purpose, “retirement” means the Participant’s termination without cause on or after the date on which the Participant has attained age 55 and the sum of his or her age and service equals or exceeds 65.

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For this purpose (i) the term “service” means the Participant’s period of employment with DeVry Group and all affiliates (including any predecessor company or business acquired by DeVry Group or any affiliate, provided the Participant was immediately employed by DeVry Group or any affiliate) and (ii) the term “cause” means the Participant’s termination of employment due to unsatisfactory performance or conduct detrimental to DeVry Group or its affiliates, as determined solely by DeVry Group. Age and service shall be determined in fully completed years.

Any Participant whose employment terminates due to retirement as described in this Section 3(d) must execute and deliver to DeVry Group an agreement, in a form prescribed by DeVry Group, and in accordance with procedures established by DeVry Group, that he or she will not compete with, or solicit employees of, DeVry Group and its affiliates for the remainder of the vesting period, and that he or she releases all claims against DeVry Group and its affiliates. If the Participant fails to execute such agreement, or if the agreement is revoked by the Participant, the Cash Award shall be forfeited to DeVry Group on the date of the Participant’s retirement.

(e)          If the Participant’s employment with DeVry Group and all affiliates terminates prior to the completion of the Vesting Schedule for any reason other than death, disability, mutual agreement or retirement, the portion of the Participant’s Cash Award that is not vested as of such date shall be forfeited to DeVry Group.

(f)          For purposes of this Agreement, the term “affiliate” means each entity with whom DeVry Group would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(g)          The foregoing provisions of this Section 3 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Participant and DeVry Group, and the provisions in such employment security agreement or severance agreement concerning vesting of a Cash Award shall supersede any inconsistent or contrary provision of this Section 3.

4.            Settlement of Award. If and when a Participant becomes vested in his or her Cash Award in accordance with Section 3, DeVry Group shall distribute to him or her, or his or her personal representative, beneficiary or estate, as applicable, the amount of cash subject to the Cash Award that becomes so vested. Such cash shall be delivered within 30 days following the date of vesting.

5.            Withholding Taxes. DeVry Group shall withhold from the settlement of a Cash Award an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements arising in connection with such settlement.

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6.            Change in Control. In the event of a Change in Control of DeVry Group (as defined in the Plan), the Participant shall become immediately vested in his or her Cash Award, and such Award shall be settled pursuant to Section 4.

7.            Award Not Transferable. The Cash Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Cash Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Cash Award, other than in accordance with its terms, shall be void and of no effect.

8.            Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries to whom distribution of the vested Cash Award is to be made, in the event of his or her death. Each such designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant with the Committee during his or her lifetime. In the absence of any such designation, or if all beneficiaries predecease the Participant, then the Participant’s beneficiary shall be his or her estate.

9.            Administration. The Cash Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

10.           Governing Law. This Agreement, and the Cash Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

11.          Acceptance of Agreement by Participant. This Agreement, and the Cash Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

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[TITLE]

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